                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                         PRECISE SOFTWARE SOLUTIONS LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M41450103
                   ------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  2  OF  35   PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gemini Israel Fund Limited Partnership
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  3  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gemini Israel II Limited Partnership
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  4  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gemini Israel II Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  5  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Advent PGGM Gemini Limited Partnership
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  6  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gemini Partner Investors Limited Partnership
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  7  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gemini Capital Associates Limited Partnership
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  8  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gemini Capital Fund Management Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  9  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ed Mlavsky Holdings 2000 Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  10  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Yossi Sela Holdings 2000 Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,636
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G         PAGE  11  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David Cohen Holdings 2000 Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  12  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tali Aben Holdings 2000 Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  13  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Lior Berger Holdings 2000 Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  14  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Adi Adventures Ltd.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G       PAGE  15  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ed Mlavsky
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel, United States
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER                   5,322
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING                 5,322
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,772,958
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  16  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Yosseph (Yossi) Sela
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER                   5,322
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,767,636
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                   5,322
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,767,636
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,772,958
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  17  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David Cohen
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  18  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tali Aben
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel, United States
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  19  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Lior Berger
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================

-----------------------------                     ------------------------------
CUSIP NO. M41450103               SCHEDULE 13G        PAGE  20  OF  35  PAGES
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Adi Pundak-Mintz
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER

          NUMBER
            OF               ---------------------------------------------------
          SHARES             6.    SHARED VOTING POWER
       BENEFICIALLY
           OWNED                   1,764,203
            BY               ---------------------------------------------------
           EACH              7.    SOLE DISPOSITIVE POWER
         REPORTING
          PERSON
           WITH              ---------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   1,764,203
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,764,203
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================

ITEM 1.

     (a)  NAME OF ISSUER:

               Precise Software Solutions Ltd.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1 Hashikma Street
               P.O. Box 88
               Savyon Israel 56518

ITEM 2.

     (a)  NAME OF PERSON FILING:

               Gemini Israel Fund Limited Partnership ("Gemini Israel"), Gemini Israel II Limited Partnership ("Gemini Israel II"), Gemini Israel II Parallel Fund Limited Partnership ("Gemini Israel II Parallel"), Gemini Partner Investors Limited Partnership
               ("Gemini Partner"), Advent PGGM Gemini Limited Partnership ("Advent PGGM"), Gemini Capital Associates Limited Partnership ("Gemini Associates"), which is the sole general partner of Gemini Israel II Parallel and Advent PGGM, Gemini Capital Fund Management Ltd. ("Gemini Capital"), which is the sole general partner of Gemini Israel, Gemini Israel II and Gemini Associates, Adi Adventures Ltd. ("Adi Adventures"), which is a shareholder of Gemini Capital, Tali Aben Holdings 2000 Ltd. ("Tali Aben Holdings"), which is a shareholder of Gemini Capital, Lior Berger Holdings 2000 Ltd. ("Lior Berger Holdings"), which is a shareholder of Gemini Capital, David Cohen Holdings 2000 Ltd. ("David Cohen Holdings"), which is a shareholder of Gemini Capital, Yossi Sela Holdings 2000 Ltd. ("Yossi Sela Holdings"), which is a shareholder of Gemini Capital, Ed Mlavsky Holdings 2000 Ltd. ("Ed Mlavsky Holdings"), which is a shareholder of Gemini Capital, Adi Pundak-Mintz ("Pundak-Mintz"), the sole shareholder of Adi Adventures, Tali Aben ("Aben"), the sole shareholder of Tali Aben Holdings, Lior Berger ("Berger"), the sole shareholder of Lior Berger Holdings, David Cohen ("Cohen"), the sole shareholder of David Cohen Holdings, Yossi Sela ("Sela"), the sole shareholder of Yossi Sela Holdings and a general partner of Gemini Partner, Ed Mlavsky ("Mlavsky"), the sole shareholder of Ed Mlavsky Holdings and a general partner of Gemini Partner. Gemini Israel, Gemini Israel II, Gemini Israel II Parallel, Gemini Partner and Advent PGGM are referred to individually herein as a "Fund" and collectively as the "Funds". The persons and entities named in this Item 2(a) are referred to individually herein as a "Filing Person" and collectively as the "Filing Persons".

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    The address of each of the Filing Persons is:

                    11 Galgalei Haplada Street
                    Herzliya 46733
                    Israel

     (c)  CITIZENSHIP:

               Gemini Israel II Parallel, Advent PGGM and Gemini Associates are limited partnerships formed under the laws of the United States. Gemini Israel, Gemini Israel II and Gemini Partner are limited partnerships formed under the laws of Israel. Gemini Capital, Adi Adventures, Tali Aben Holdings, Lior Berger Holdings, David Cohen Holdings, Yossi Sela Holdings and Ed Mlavsky Holdings are corporations formed under the laws of Israel.

               Pundak-Mintz, Berger, Cohen and Sela are citizens of Israel. Mlavsky and Aben are citizens of both Israel and the United States.

     (d)  TITLE OF CLASS OF SECURITIES:

                    Ordinary Shares, par value NIS 0.03 per share (the
                    "Shares").

     (e)  CUSIP NUMBER:

                    M41450103

ITEM 3.   Not Applicable.

ITEM 4.   OWNERSHIP

     (a) AMOUNT BENEFICIALLY OWNED: Gemini Israel is the record owner of 873,341 shares as of December 31, 2000 (the "Gemini Israel Shares"). Gemini Israel II is the record owner of 161,211 shares as of December 31, 2000 (the "Gemini Israel II Shares"). Gemini Israel II Parallel is the record owner of 709,099 shares as of December 31, 2000 (the "Gemini Israel II Parallel Shares"). Gemini Partner is the record owner of 3,433 shares as of December 31, 2000 (the "Gemini Partner Shares"). Advent PGGM is the record owner of 20,552 shares as of December 31, 2000 (the "Advent PGGM Shares"). By virtue of their relationship as affiliated limited partnerships whose general partners have overlapping individual shareholders, each Fund may be deemed to share the power to direct the disposition and vote the Gemini Israel Shares, the Gemini Israel II Shares, the Gemini Israel II Parallel Shares, the Gemini Partner Shares and the Advent PGGM Shares, for an aggregate of 1,767,636 shares (the "Record Shares"). As general partners of certain of the Funds, and by virtue of the Funds relationship as affiliated limited partnerships, each of Gemini Associates and Gemini Capital may also be deemed to beneficially own the Record Shares. As shareholders of Gemini Capital, each of Adi Adventures, Tali Aben Holdings, Lior Berger Holdings and David Cohen Holdings may be deemed to hold 1,764,203 shares. As shareholders of Gemini Capital and by virtue of Mlavsky's and Sela's position as general partners of Gemini Partner, Ed Mlavsky Holdings and Yossi Sela Holdings may be deemed to beneficially own the Record Shares. By virtue of their status as the sole shareholder of each of their respective holding company's, each of Pundak-Mintz, Aben, Cohen and Berger may be deemed to beneficially own 1,764,203 shares. As a general partner of Gemini Partner and the sole shareholder of Yossi Sela Holdings and by virtue of being the record owner of 5,322 shares, Sela may be deemed to beneficially own 1,772,958 shares. As a general partner of Gemini Partner and the sole shareholder of Ed Mlavsky Holdings and by virtue of being the record owner of 5,322 shares, Mlavsky may be deemed to beneficially own 1,772,958 shares.

     (b)  PERCENT OF CLASS:

          The Funds, Gemini Associates, Gemini Capital, Ed Mlavsky Holdings and Yossi Sela Holdings: 6.9%

          Mlavsky and Sela:   6.9%

          David Cohen Holdings, Tali Aben Holdings, Lior Berger Holdings, Adi
          Adventures, Cohen, Aben, Berger and Pundak-Mintz:     6.9%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) sole power to vote or direct the vote: 0 shares for each Filing Person other than Mlavsky and Sela. 5,322 shares for Mlavsky and Sela.

          (ii) shared power to vote or direct the vote: 1,767,636 shares for each of the Funds, Gemini Associates, Gemini Capital, Yossi Sela Holdings, Ed Mlavsky Holdings, Sela and Mlavsky. 1,764,203 shares for Adi Adventures, Tali Aben Holdings, Lior Berger Holdings, David Cohen Holdings, Pundak-Mintz, Aben, Berger and Cohen.

          (iii) sole power to dispose or to direct the disposition of: 0 shares for each Filing Person other than Mlavsky and Sela. 5,322 shares for Mlavsky and Sela

          (iv) shared power to dispose or to direct the disposition of:
               1,767,636 shares for each of the Funds, Gemini Associates, Gemini Capital, Yossi Sela Holdings, Ed Mlavsky Holdings, Sela and Mlavsky. 1,764,203 shares for Adi Adventures, Tali Aben Holdings, Lior Berger Holdings, David Cohen Holdings, Pundak-Mintz, Aben, Berger and Cohen.

               Each Filing Person disclaims beneficial ownership of such shares except for the shares, if any, such Filing Person holds of record.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

               Not Applicable. The Filing Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(l).

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not Applicable.

ITEM 10.       CERTIFICATION

               Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                                       *
                                        ----------------------------------------
                                        Ed Mlavsky

                                                       *
                                        ----------------------------------------
                                        David Cohen

                                                       *
                                        ----------------------------------------
                                        Lior Berger

                                                       *
                                        ----------------------------------------
                                        Tali Aben

                                                       *
                                        ----------------------------------------
                                        Adi Pundak-Mintz


                                        GEMINI ISRAEL FUND LIMITED PARTNERSHIP

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By:            *
                                            ------------------------------------
                                             Title:

                                        GEMINI ISRAEL II LIMITED PARTNERSHIP

                                        By: Gemini Capital Fund
                                          Management Ltd., its general partner

                                        By:            *
                                            ------------------------------------
                                             Title:

                                  GEMINI CAPITAL FUND MANAGEMENT LTD.


                                  By:            *
                                      ------------------------------------
                                       Title:


                                  GEMINI ISRAEL II PARALLEL FUND LIMITED
                                  PARTNERSHIP

                                  By: Gemini Capital Associates, L.P.,
                                      its general partner

                                  By: Gemini Capital Fund Management Ltd.,
                                      its general partner


                                  By:            *
                                      ------------------------------------
                                       Title:


                                  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

                                  By: Gemini Capital Fund Management Ltd.,
                                      its general partner


                                  By:             *
                                      ------------------------------------
                                       Title:


                                  ADVENT PGGM GEMINI LIMITED PARTNERSHIP

                                  By: Gemini Capital Associates, L.P., its
                                      general partner

                                  By: Gemini Capital Fund Management Ltd.,
                                      its general partner


                                  By:             *
                                      ------------------------------------
                                       Title:

                                    GEMINI PARTNER INVESTORS LIMITED PARTNERSHIP


                                    By:            *
                                        ------------------------------------
                                         Title:


                                    ED MLAVSKY HOLDINGS 2000 LTD.


                                    By:            *
                                        ------------------------------------
                                         Title:


                                    YOSSI SELA HOLDINGS 2000 LTD.


                                    By:            *
                                        ------------------------------------
                                         Title:


                                    DAVID COHEN HOLDINGS 2000 LTD.


                                    By:            *
                                        ------------------------------------
                                         Title:


                                    LIOR BERGER HOLDINGS 2000 LTD.


                                    By:            *
                                        ------------------------------------
                                         Title:


                                    TALI ABEN HOLDINGS 2000 LTD.


                                    By:            *
                                        ------------------------------------
                                         Title:

                                        ADI ADVENTURES LTD.


                                        By:            *
                                            ------------------------------------
                                             Title:

*By: /s/ Yossi Sela
    --------------------
     Yossi Sela in his individual capacity and as Attorney-in-Fact

                                                                       Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Precise Software Solutions, Ltd. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Dated: February 12, 2001

                                        /s/ Ed Mlavsky
                                        ----------------------------------------
                                        Ed Mlavsky

                                        /s/ Yossi Sela
                                        ----------------------------------------
                                        Yossi Sela

                                        /s/ David Cohen
                                        ----------------------------------------
                                        David Cohen

                                        /s/ Lior Berger
                                        ----------------------------------------
                                        Lior Berger

                                        /s/ Tali Aben
                                        ----------------------------------------
                                        Tali Aben

                                        /s/ Adi Pundak-Mintz
                                        ----------------------------------------
                                        Adi Pundak-Mintz


                                        GEMINI ISRAEL FUND, L.P.

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                            GEMINI ISRAEL II LIMITED PARTNERSHIP

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner

                                        By: /s/ David Cohen
                                            ------------------------------------
                                            Title:

                                        GEMINI CAPITAL FUND MANAGEMENT LTD.


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                        GEMINI ISRAEL II PARALLEL FUND LIMITED
                                        PARTNERSHIP

                                        By: Gemini Capital Associates, L.P., its
                                            general partner

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                        GEMINI CAPITAL ASSOCIATES, L.P.

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                        ADVENT PGGM GEMINI LIMITED PARTNERSHIP

                                        By: Gemini Capital Associates, L.P., its
                                            general partner

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO

                                    GEMINI PARTNER INVESTORS LIMITED PARTNERSHIP


                                    By: /s/ Ed Mlavsky
                                        ------------------------------------
                                         Title:


                                    ED MLAVSKY HOLDINGS 2000 LTD.



                                    By: /s/ Ed Mlavsky
                                        ------------------------------------
                                         Title:


                                    YOSSI SELA HOLDINGS 2000 LTD.



                                    By: /s/ Yossi Sela
                                        ------------------------------------
                                         Title:


                                    DAVID COHEN HOLDINGS 2000 LTD.



                                    By: /s/ David Cohen
                                        ------------------------------------
                                         Title:


                                    LIOR BERGER HOLDINGS 2000 LTD.



                                    By: /s/ Lior Berger
                                        ------------------------------------
                                         Title:


                                    TALI ABEN HOLDINGS 2000 LTD.



                                    By: /s/ Tali Aben
                                        ------------------------------------
                                         Title:

                                        ADI ADVENTURES LTD.


                                        By: /s/ Adi Pundak-Mintz
                                            ------------------------------------
                                             Title:

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ed Mlavsky, Yossi Sela and David Cohen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12 day of February, 2001.

                                        /s/ Ed Mlavsky
                                        ----------------------------------------
                                        Ed Mlavsky

                                        /s/ Yossi Sela
                                        ----------------------------------------
                                        Yossi Sela

                                        /s/ David Cohen
                                        ----------------------------------------
                                        David Cohen

                                        /s/ Lior Berger
                                        ----------------------------------------
                                        Lior Berger

                                        /s/ Tali Aben
                                        ----------------------------------------
                                        Tali Aben

                                        /s/ Adi Pundak-Mintz
                                        ----------------------------------------
                                        Adi Pundak-Mintz

                                        GEMINI ISRAEL FUND, L.P.

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                        GEMINI CAPITAL FUND MANAGEMENT LTD.


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                        GEMINI ISRAEL II LIMITED PARTNERSHIP


                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner

                                        By:   /s/ David Cohen
                                            ------------------------------------
                                            Title:

                                        GEMINI ISRAEL II PARALLEL FUND LIMITED
                                        PARTNERSHIP

                                        By: Gemini Capital Associates, L.P., its
                                            general partner

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO


                                        GEMINI CAPITAL ASSOCIATES, L.P.

                                        By: Gemini Capital Fund Management Ltd.,
                                            its general partner


                                        By: /s/ David Cohen
                                            ------------------------------------
                                             Title: CFO

                                    ADVENT PGGM GEMINI LIMITED PARTNERSHIP

                                    By: Gemini Capital Associates, L.P., its
                                        general partner

                                    By: Gemini Capital Fund Management Ltd.,
                                        its general partner


                                    By: /s/ David Cohen
                                        ------------------------------------
                                         Title: CFO


                                    GEMINI PARTNER INVESTORS LIMITED PARTNERSHIP


                                    By: /s/ Ed Mlavsky
                                        ------------------------------------
                                         Title:


                                    ED MLAVSKY HOLDINGS 2000 LTD.



                                    By: /s/ Ed Mlavsky
                                        ------------------------------------
                                         Title:


                                    YOSSI SELA HOLDINGS 2000 LTD.



                                    By: /s/ Yossi Sela
                                        ------------------------------------
                                         Title:


                                    DAVID COHEN HOLDINGS 2000 LTD.



                                    By: /s/ David Cohen
                                        ------------------------------------
                                         Title:

                                        LIOR BERGER HOLDINGS 2000 LTD.



                                        By: /s/ Lior Berger
                                            ------------------------------------
                                             Title:


                                        TALI ABEN HOLDINGS 2000 LTD.



                                        By: /s/ Tali Aben
                                            ------------------------------------
                                             Title:


                                        ADI ADVENTURES LTD.



                                        By: /s/ Adi Pundak-Mintz
                                            ------------------------------------
                                             Title: